Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-154173
Prospectus Addendum to the Prospectus dated April 6, 2009.
CAPITAL SECURITIES
of
Goldman Sachs Capital I
Fully and unconditionally guaranteed by
The Goldman Sachs Group, Inc.
     You should read the accompanying prospectus supplement, which gives the specific terms of the offered capital securities issued by Goldman Sachs Capital I and related guarantees issued by The Goldman Sachs Group, Inc., together with the accompanying prospectus dated April 6, 2009 of The Goldman Sachs Group, Inc. and the issuer trusts named therein. When you read the supplement with the specific terms of the offered capital securities and related guarantees, please note that all references in the supplement to the prospectus dated February 6, 2004, or to any sections of that document, should refer instead to the accompanying prospectus dated April 6, 2009, or to the corresponding section of that accompanying prospectus.
     The accompanying prospectus dated April 6, 2009 supersedes the prospectus dated February 6, 2004. Any references to the “Issuer Trusts” in the accompanying prospectus dated April 6, 2009 shall be deemed to include Goldman Sachs Capital I.
     Goldman, Sachs & Co. will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the capital securities in market-making transactions.
     The capital securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Addendum dated August 5, 2009.